April 27, 2005

Investors: Steven Wingfield (301) 564-3354
Mari Angeles Major-Sosias (301) 564-3353

USEC Reports Net Income of $0.9 Million for First Quarter 2005

•	Earnings of 1 cent per share compared to loss of 12 cents per share in 2004

•	Revenue totals $311 million

•	$22.2 million cost for American Centrifuge; $14 million impact on net income

•	Cash flow from operations of $80.5 million; cash balance of $242.4 million

Bethesda, MD – USEC Inc. (NYSE: USU) today reported net income for the quarter ended March 31, 2005 of $0.9 million or 1 cent per share compared to a net loss of $9.8 million or 12 cents per share in the same quarter of 2004. USEC previously restated quarterly results for 2004, and financial data in this release reflect that restatement. The Company spent $22.2 million on demonstration expenses for the American Centrifuge during the quarter, which had the effect of reducing net income by about $14 million or 16 cents per share. In 2004, USEC spent $9.4 million on demonstration expenses, which had the effect of reducing net income by about $6 million or 7 cents per share.

Results in the first quarter of 2005 were better than the same quarter last year primarily due to higher sales volume that resulted in 48 percent higher revenue. Average prices billed to customers for both Separative Work Units (SWU) and uranium improved quarter over quarter and improved gross margins. Lower selling, general and administrative expenses also helped to increase net income. A large customer order expected in the second quarter was delivered in the first quarter. As a result, revenue was better than expected in the first quarter and will be lower than expected in the second quarter.

James R. Mellor, USEC chairman and chief executive officer said, “We are pleased with our financial performance in the first quarter and the continued progress of our American Centrifuge team. As anticipated, our financial results for the quarter were much improved over the same quarter last year when sales volumes and average SWU prices billed to customers were at some of their lowest levels.

“Also during the first quarter, we met two more of the milestones under the DOE-USEC Agreement. I have met with many members of the American Centrifuge team and have confidence that this dedicated group of scientists and engineers is on the right path to demonstrate and deploy this highly efficient technology,” Mellor said.

Revenue

For the quarter ended March 31, 2005, total revenue was $311.2 million compared to $210.3 million in 2004. USEC’s revenue is primarily related to the sale of the SWU component of low enriched uranium. Revenue from the sale of SWU in the quarter was $214.3 million compared to $152.3 million in 2004. SWU sales volume improved 33 percent over the same quarter in 2004 when deliveries were negatively affected by lower contractual commitments. Average SWU prices billed to customers improved 6 percent, continuing an upward trend begun in the second half of 2004, but the improvement was largely due to low prices in the same period of 2004. For the full year, the Company expects a modest improvement in prices billed to customers in 2005 compared to 2004.

Revenue from uranium sales in the first quarter totaled $45.8 million compared to $19.4 million in the same quarter last year, an increase of $26.4 million. The average price for uranium billed to customers increased 23 percent in the first quarter compared to a year earlier, while volume was 91 percent higher. Gross margins from uranium sales are higher than from SWU sales. USEC’s uranium inventory is sufficient to continue sales through 2007 and is being supplemented with uranium available as a result of underfeeding operations at the Paducah, Kentucky enrichment plant. Underfeeding uses less uranium in the enrichment process but requires more electric power. Underfeeding results in incremental uranium available to USEC to sell at today’s higher prices.

Revenue from U.S. government contracts and other totaled $51.1 million in the quarter, including $5.1 million from the first full quarter of operations by USEC subsidiary NAC International.

USEC’s customers generally place orders under their long-term contracts tied to reactor refuelings that occur on a 12- to 24-month cycle. Therefore, short-term comparisons of USEC’s financials are not necessarily indicative of longer-term results.

Cost of Sales, Gross Profit Margin and Expenses

Cost of sales for SWU is determined by a combination of production costs, purchase costs, and inventory level and its cost. The average unit cost of production and purchases decreased by 1 percent in the first quarter of 2005 compared with the first quarter of 2004. Although production costs rose by 5 percent due to higher power usage from higher production and underfeeding operations, the average unit production cost decreased due to a 9 percent increase in production volume. The Company’s purchase costs per SWU increased under a market-based formula with Tenex, the Russian government’s executive agent under the Megatons to Megawatts program, which reflects the impact of higher SWU market prices since 2001. Under the average inventory cost method, coupled with USEC’s substantial inventory position, an increase or decrease in costs will have an effect on cost of sales in future periods.

The gross profit margin for the quarter improved to 15.3 percent compared to 8.5 percent in same quarter last year. The key drivers in improved profit margin were higher sales volume and higher average price billed to customers for SWU and uranium.

Selling, general and administrative (SG&A) expenses totaled $15.2 million, which represented a 5 percent reduction from 2004. Consulting expenses declined by $2 million. SG&A expenses in 2005 also include $1.3 million for NAC, which was acquired in November 2004. Interest expense declined by $0.7 million primarily as a result of the repurchase of $25 million of senior notes in December 2004.

USEC expensed $22.2 million and incurred $4.1 million in capitalized costs related to the American Centrifuge in the quarter compared to $9.4 million expensed in the same quarter last year.

The provision for income taxes of $2.1 million reflects an effective income tax rate of 70 percent in the quarter compared to a credit for income taxes of $6.5 million in the same quarter last year. The difference between the effective rate of 70 percent and the statutory federal income tax rate of 35 percent in 2005 resulted primarily from the negative effect on deferred tax assets of a reduction in the Kentucky income tax rate. USEC expects the effective tax rate for the full year will range from 36 to 40 percent.

Cash and Cash Flow

At March 31, 2005, USEC’s cash balance was $242.4 million. Cash flow from operating activities for the quarter was $80.5 million compared to negative $76.8 million for the same quarter in 2004. The $157.3 million difference in cash flow between the two periods was primarily due to higher SWU and uranium sales in 2005, a build-up of SWU inventory in 2004 and a $33.2 million payment in 2004 to resolve the termination of a power contract.

American Centrifuge Status Update

USEC continues to make progress toward demonstrating its next-generation American Centrifuge uranium enrichment technology. On April 6, USEC announced it had met the June 2005 milestone under the DOE-USEC Agreement by beginning to manufacture components for the American Centrifuge machines. The Company has now met the first nine milestones and is expecting to begin operation of the American Centrifuge Demonstration Facility in Piketon, Ohio in late 2005. The next milestone under the DOE-USEC Agreement, scheduled for October 2006, is satisfactory reliability and performance data obtained from the lead cascade at the demonstration facility.

USEC has applied for a construction and operating license for the American Centrifuge Plant and is working with the U.S. Nuclear Regulatory Commission (NRC) for approval of the application in late 2006. The NRC’s review of the license application is progressing on schedule. The NRC’s schedule anticipates the commission issuing a draft environmental impact statement later this year and completing its technical review in early 2006. Provided that the NRC licensing process progresses as planned and milestones under the DOE-USEC Agreement are reached, the Company expects to begin construction of the American Centrifuge Plant in 2007, begin uranium enrichment operations in 2008, and reach an annual production capacity of 3.5 million SWU during 2010.

2005 Outlook

USEC reiterates its previous guidance for 2005, as stated in the Company’s Form 10-K. Specifically, USEC expects revenue to total approximately $1.5 billion and that the average gross margin for all business segments will be in a range of 12 to 14 percent. The Company expects net income for 2005 in a range of $25 to $30 million (or 29 to 35 cents per share).

USEC expects to spend approximately $110 million on the American Centrifuge technology in 2005, with spending roughly split evenly between expense and capital. The Company will regularly reassess the allocation between expense and capital during the year. A higher allocation of the costs to expense would reduce net income.

USEC expects cash flow from operating activities in a range of $150 to $170 million, and capital expenditures should total approximately $70 million. USEC anticipates ending the year with a cash balance in a range of $200 to $220 million.

This news release contains forward-looking information that involves risks and uncertainty, including certain assumptions regarding the future performance of USEC. Actual results and trends may differ materially depending upon a variety of factors, including, without limitation, market demand for the products and services of USEC and its subsidiaries, pricing trends in the uranium and enrichment markets, deliveries under the Russian Contract, the availability and cost of electric power, implementation of agreements with the Department of Energy regarding uranium inventory remediation and the use of centrifuge technology and facilities, satisfactory performance of the American Centrifuge technology at various stages of demonstration, USEC’s ability to successfully execute its internal performance plans, the refueling cycles of USEC’s customers, final determinations of environmental and other costs, the outcome of litigation, arbitration and trade actions, changes to existing restrictions on imports of foreign-produced LEU and uranium, USEC’s ability to renegotiate or replace revolving credit commitments by September 2005 and to refinance senior notes by January 2006, performance under U.S. government contracts and audits of allowable costs billed under U.S government contracts, and the impact of any government regulation. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year.

Please refer to our SEC filings, which can be accessed through the Company’s website www.usec.com, for a more complete discussion of these factors.

USEC Inc., a global energy company, is the world’s leading supplier of enriched uranium fuel for commercial nuclear power plants.

# # #

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (LOSS) (Unaudited)
(millions, except per share data)

	Three Months Ended
	March 31,
	2005	2004
		As restated (1)

Revenue:
Separative work units	$214.3	$152.3
Uranium	45.8	19.4
U.S. government contracts and other	51.1	38.6

Total revenue	311.2	210.3

Cost of sales:
Separative work units and uranium	218.9	155.4
U.S. government contracts and other	44.6	37.1

Total cost of sales	263.5	192.5

Gross profit	47.7	17.8
American Centrifuge demonstration and other costs	22.7	9.4
Selling, general and administrative	15.2	16.0

Operating income (loss)	9.8	(7.6)
Interest expense	8.7	9.4
Interest (income)	(1.9)	(.7)

Income (loss) before income taxes	3.0	(16.3)
Provision (credit) for income taxes	2.1	(6.5)

Net income (loss)	$.9	$(9.8)

Net income (loss) per share – basic and diluted	$.01	$(.12)
Dividends per share	$.1375	$.1375

Weighted average number of shares outstanding:
Basic	85.5	83.0
Diluted	86.0	83.6

(1) As reported in the consolidated financial statements for the year ended December 31, 2004, USEC restated the consolidated statements of income (loss) and cash flows for the first, second and third quarters of 2004. The restatement corrects an inadvertent error in the application of generally accepted accounting principles dealing with complex and technical accounting issues relating to the recognition of revenue. As a result of the restatement, the net loss in the three months ended March 31, 2004, was reduced by $1.4 million (or $.01 per share).

USEC Inc.
CONSOLIDATED CONDENSED BALANCE SHEETS
(millions)

	(Unaudited)
	March 31,	December 31,
	2005	2004

ASSETS
Current Assets
Cash and cash equivalents	$242.4	$174.8
Restricted cash	4.7	—
Accounts receivable – trade	132.7	238.5
Inventories	1,059.5	1,009.4
Deferred income taxes	21.5	26.5
Other current assets	27.2	31.8

Total Current Assets	1,488.0	1,481.0
Property, Plant and Equipment, net	175.1	178.0
Other Long- Term Assets
Deferred income taxes	77.7	73.5
Deposit for depleted uranium	24.6	23.5
Prepaid pension benefit costs	84.0	82.9
Inventories	146.7	156.2
Goodwill	4.3	4.3

Total Other Assets	337.3	340.4

Total Assets	$2,000.4	$1,999.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$325.0	—
Accounts payable and accrued liabilities	185.9	$201.0
Payables under Russian Contract	86.5	89.7
Uranium owed to customers and suppliers	54.0	44.5
Deferred revenue and advances from customers	28.3	20.2

Total Current Liabilities	679.7	355.4
Long-Term Debt	150.0	475.0
Other Liabilities
Deferred revenue and advances from customers	4.9	6.9
Depleted uranium disposition	29.4	26.1
Postretirement health and life benefit obligations	148.2	145.2
Other liabilities	66.5	66.2

Total Other Liabilities	249.0	244.4
Stockholders’ Equity	921.7	924.6

Total Liabilities and Stockholders’ Equity	$2,000.4	$1,999.4

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(millions)

	Three Months Ended
	March 31,
	2005	2004
		As restated (1)
Cash Flows from Operating Activities
Net income (loss)	$.9	$(9.8)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	8.4	7.7
Depleted uranium disposition	2.2	(1.0)
Changes in operating assets and liabilities:
Short-term investments – decrease	—	15.0
Accounts receivable – decrease	105.8	126.4
Inventories – net (increase)	(32.5)	(153.0)
Payables under Russian Contract – (decrease)	(3.2)	(8.9)
Payment of termination settlement obligation under power purchase agreement	—	(33.2)
Deferred revenue, net of deferred costs	2.4	(4.0)
Accounts payable and other liabilities – (decrease)	(9.1)	(12.1)
Other, net	5.6	(3.9)

Net Cash Provided by (Used in) Operating Activities	80.5	(76.8)

Cash Flows Used in Investing Activities
Capital expenditures	(6.1)	(5.6)

Net Cash (Used in) Investing Activities	(6.1)	(5.6)

Cash Flows Used in Financing Activities
Dividends paid to stockholders	(11.7)	(11.5)
Common stock issued	4.9	5.9

Net Cash (Used in) Financing Activities	(6.8)	(5.6)

Net Increase (Decrease)	67.6	(88.0)
Cash and Cash Equivalents at Beginning of Period	174.8	214.1

Cash and Cash Equivalents at End of Period	$242.4	$126.1

Supplemental Cash Flow Information:
Interest paid	$16.1	$17.0
Income taxes paid	12.4	7.3